Exhibit 99.1

Semtech Calls for Redemption of 4 1/2% Convertible Subordinated Notes

    CAMARILLO, Calif.--June 18, 2003--Semtech Corporation (Nasdaq:SMTC) today announced the calling for redemption on July 18, 2003 of all of its 4 1/2% Convertible Subordinated Notes due 2007 (the "Notes"). The aggregate principal amount outstanding of the Notes is approximately $165.0 million. The CUSIP number for the Notes is 816850AD3.
    Prior to 5:00 p.m., Eastern Time, on July 17, 2003, holders may convert their Notes into shares of Semtech common stock at a price of $42.23 per share, or approximately 23.68 shares of Semtech common stock per $1,000 principal amount of Notes.
    On July 18, 2003, the redemption price of $1,025.71 per $1,000 principal amount of Notes, plus accrued and unpaid interest thereon from February 1, 2003 through July 17, 2003 will become due and payable. No interest will accrue on the Notes after July 17, 2003. A Notice of Redemption is being mailed to all registered holders of the Notes by U.S. Bank National Association, the Conversion Agent and Paying Agent. The Paying Agent will make payments to noteholders on or after the July 18, 2003 redemption date in accordance with customary redemption procedures.
    Since the issuance of the Notes, Semtech has generated over $210.0 million in operating cash flow. Semtech will have approximately $250.0 million in cash and investments and no long-term debt after the retirement of the Notes. The Company expects to save $2.1 million per quarter in interest expense.
    The Company will incur a pre-tax charge related to the calling of the Notes of $6.8 million (a net-of-tax impact of approximately 7 cents per diluted share) in the second quarter of fiscal year 2004. The pre-tax charge includes $2.6 million of non-cash expense associated with previously paid note issuance costs.
    The Company has bought back $254.9 million in Notes and common stock under its current repurchase program, which has been amended to authorize only the repurchase of common stock. There remains $20.1 million authorized for additional stock purchases under the program.

    About Semtech

    Semtech Corporation is a leading supplier of analog and mixed-signal semiconductors used in a wide range of computer, industrial and communication applications. Semtech has been publicly traded since 1967 and is listed on the Nasdaq National Market under the symbol SMTC.

    Safe Harbor Provision

    Statements contained in this release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including projections and forecasts for revenue and gross margin, involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include worldwide economic and political conditions, the timing and duration of semiconductor market upturns or downturns, demand for personal computers, cellular phones and automated test equipment, demand for semiconductor devices in general, competitors' actions, relations with large strategic customers and suppliers, manufacturing costs and yields, demand for the Company's products in particular, and risks associated with the businesses of major customers. Other factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company's prospects in general are described in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise forward-looking statements to reflect subsequent events or changed assumptions or circumstances.

    CONTACT: Semtech Corporation
             John Baumann, 805-480-2010 (Investor Relations)